Joint news release
Investor Bancorp, Inc.
Summit Federal Savings Bank

Investors Bancorp Contact: Domenick Cama ISBC
(973) 924-5105
dcama@isbnj.com

Summit Federal Contact: William V. Cosgrove
 Summit Federal
(908) 273-8150

Investors Bancorp and Summit Federal Bancshares Announce Merger Agreement

Short Hills, N.J. - (PR NEWSWIRE) -August 3, 2007. -Investors Bancorp, Inc. (NASDAQ:ISBC), the holding company for Investors Savings Bank, and Summit Federal Bankshares, Inc., the federally-chartered holding company for Summit Federal Savings Bank, today jointly announced the signing of a definitive merger agreement. Summit Federal Bankshares is the wholly owned subsidiary of Summit Federal Bankshares, MHC (Summit MHC), a federally chartered mutual holding company. As of June 30, 2007, Summit Federal operates five branches in Union, Middlesex and Warren counties, New Jersey, and had assets of $120 million, deposits of $103.2 million and equity of $16.2 million.

Under the terms of the merger agreement, Summit MHC will merge into Investors Bancorp, MHC (Investors MHC), with Investors MHC surviving, to be followed by the merger of Summit Federal Bankshares into Investors Bancorp, with Investors Bancorp surviving, and the merger of Summit Federal Savings Bank into Investors Savings Bank, with Investors Savings Bank surviving. Depositors of Summit Federal will become depositors of Investors Savings Bank, and will have the same rights and privileges in Investors MHC as if their accounts had been established in Investors Savings Bank on the date established at Summit Federal. The merger agreement and the related merger transactions are subject to the approval of Summit Federal depositors, regulatory approvals, and other customary closing conditions.

Based on regulatory precedent, Investors Bancorp may issue additional shares of common stock to Investors MHC, based on a pro forma market valuation of Summit Federal. These shares may be issued either upon completion of the transaction (based on regulatory precedent), or upon a second step conversion of Investors MHC. Although Investors Bancorp believes that the merger should be accounted for as a pooling of interest of mutual enterprises, it understands that purchase accounting was applied in a previous transaction. These issues will be explored further in connection with the regulatory application process.

Each Summit Federal branch office will become a branch office of Investors Savings Bank, and all Summit Federal employees will become employees of Investors Savings Bank. Richard Petroski, Chairman of the Board of Summit Federal and its holding companies, will be appointed to the board of directors of Investors Savings Bank and its holding companies. William V. Cosgrove, the President and Chief Executive Officer of Summit Federal, will become a Senior Vice President of Investors Savings Bank.

Robert M. Cashill, President and Chief Executive Officer of Investors Savings Bank, stated that, “We are very pleased to enter into this business combination. The Summit Federal branch network compliments our existing geographic footprint extremely well. Summit Federal’s customers can look forward to an enhanced array of products and services delivered with the same high level of service Summit Federal consistently provides. We also look forward to partnering with the Summit Federal employees.”

Mr. Cosgrove commented, “We are very pleased to be merging with Investors Savings Bank and its holding companies. Investors is a well-managed, community-oriented institution which, much like Summit Federal, distinguishes itself with its focus on customer service. The breadth of Investors’ product offerings will allow us to maintain, expand and enhance services and products for our customers. The branch network of the combined institutions will be an added attraction.”

About Investors Bancorp, Inc.

Investors Bancorp, Inc. is the holding company for Investors Savings Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and 46 branch offices located in Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Somerset and Union Counties, New Jersey. For more information, please visit the Company's website at www.isbnj.com.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to bank regulatory policies pertaining to transactions involving combinations between mutual institutions and institutions that are partly publicly owned through the mutual holding company structure, which policies are vague and subject to transaction by transaction application and development and which could result in delays in obtaining (or the failure to obtain) regulatory approval of the proposed merger between Investors Savings and Summit Federal and/or changes in the structure or terms of the proposed mergers.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect whether the proposed business combination between Investors Bancorp and Summit Federal Bankshares occurs and if it occurs, the proposed structure and terms of the proposed business combination. The Company does not undertake and specifically declines any obligation to publicly release the results of any revision which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.